Exhibit 99(d)(1)

THIRTIETH AMENDMENT

TO AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT effective as of the 1st day of April 2025, amends that certain Amended and Restated Investment Advisory Agreement dated as of November 20, 2002, and amended as of June 8, 2006, June 27, 2007, September 24, 2007, January 31, 2008, October 1, 2008, March 2, 2009, May 29, 2009, September 29, 2009, January 1, 2010, June 30, 2010, September 14, 2010, January 1, 2011, March 15, 2011, February 6, 2012, August 28, 2012, December 18, 2012, June 10, 2013, December 18, 2013, November 13, 2014, January 6, 2015, March 19, 2015, May 11, 2015, February 8, 2016, January 9, 2017, January 1, 2018, September 30, 2019, December 1, 2020, June 14, 2021, and September 24, 2021 (the “Agreement”), by and between Virtus Opportunities Trust, a Delaware statutory trust (the “Trust”), and Virtus Investment Advisers, LLC, a Delaware limited liability company (formerly, Virtus Investment Advisers, Inc., a Massachusetts corporation) (the “Adviser”), as follows:

1.	The revised investment advisory fee for Virtus Newfleet Core Plus Bond Fund is hereby set forth on Schedule A to the Agreement. Schedule A is hereby deleted and Schedule A attached hereto is substituted in its place to reflect such revision, and to otherwise update the schedule.

2.	Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect and are unchanged in all other respects. All initial capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Agreement, as amended.

3.	This Agreement may be executed in any number of counterparts (including counterparts executed and/or delivered electronically) with the same effect as if all signing parties had originally signed the same document, and all counterparts shall be construed together and shall constitute the same instrument. For all purposes, electronic signatures and signatures delivered and exchanged electronically shall be binding and effective to the same extent as original signatures.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Agreement to be executed by their duly authorized officers of other representatives.

VIRTUS OPPORTUNITIES TRUST

By:	/s/ W. Patrick Bradley
Name:	W. Patrick Bradley
Title:	Executive Vice President, Chief Financial Officer & Treasurer

VIRTUS INVESTMENT ADVISERS, LLC

By:	/s/ Richard W. Smirl
Name:	Richard W. Smirl
Title:	Executive Vice President

SCHEDULE A

Series	Investment Advisory Fee

Virtus Duff & Phelps Real Asset Fund	0.00%

Virtus Newfleet Core Plus Bond Fund	0.35%

	1st $1 Billion	$1+ Billion through $2 Billion	$2+ Billion

Virtus Duff & Phelps Global Infrastructure Fund	0.65%	0.60%	0.55%
Virtus Duff & Phelps Global Real Estate Securities Fund	0.85%	0.80%	0.75%
Virtus Duff & Phelps Real Estate Securities Fund	0.75%	0.70%	0.65%
Virtus Newfleet High Yield Fund	0.55%	0.50%	0.45%
Virtus Newfleet Multi-Sector Intermediate Bond Fund	0.55%	0.50%	0.45%

	1st $2 Billion	$2+ Billion through $4 Billion	$4+ Billion

Virtus Newfleet Senior Floating Rate Fund	0.45%	0.40%	0.38%

	1st $1 Billion	$1+ Billion

Virtus KAR Developing Markets Fund	1.00%	0.95%
Virtus KAR Emerging Markets Small-Cap Fund	1.20%	1.15%

	1st $1 Billion	$1+ Billion through $2 Billion	$2+ Billion through $10 billion	$10+ Billion

Virtus Newfleet Multi-Sector Short Term Bond Fund	0.55%	0.50%	0.45%	0.425%

	1st $3 Billion	$3+ Billion

Virtus KAR International Small-Mid Cap Fund	0.90%	0.85%